                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                        THE INTERPUBLIC GROUP OF COMPANIES,
      INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
           Check box if any part of the fee is offset as provided by
/ /        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                                                                  April 11, 2000

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Monday, May 15, 2000. The meeting will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York.

    The business to be considered is described in the attached notice of the meeting and Proxy Statement.

    In addition to these matters, there will be a report on the affairs of the Company, an opportunity for questions and comments by stockholders and a showing of selected commercials recently produced by the Company's subsidiaries.

    We hope you will be able to attend.

                                 Sincerely,

                                      PHILIP H. GEIER, JR.

                                        CHAIRMAN OF THE BOARD

                                        AND CHIEF EXECUTIVE OFFICER

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 15, 2000

    The Annual Meeting of Stockholders of The Interpublic Group of
Companies, Inc. (the "Company") will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York, on Monday, May 15, 2000, at 9:30 A.M., Eastern Time, for the following purposes:

        1.  To elect 10 directors;

        2. To consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants of the Company for the year 2000; and

        3. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The close of business on March 23, 2000 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

                                          By Order of the Board of Directors,
                                              NICHOLAS J. CAMERA
                                              SECRETARY

Dated: April 11, 2000

    Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                                    GENERAL

INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Management") of The Interpublic Group of
Companies, Inc. ("Interpublic" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the Auditorium of The Equitable Center, 787 Seventh Avenue, New York, New York, at 9:30 A.M., Eastern Time, on Monday, May 15, 2000.

    The address of the Company's principal executive office is 1271 Avenue of the Americas, New York, NY 10020. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 11, 2000. The Company's Annual Report to Stockholders was mailed to stockholders on or about March 31, 2000.

    Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. If you do not attend the Annual Meeting, or if you attend and do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1 and 2. If no voting instructions are given with respect to either matter, a duly executed proxy will be voted on the uninstructed matter as follows: FOR Management's nominees for election as directors and FOR the confirmation of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants for 2000. A duly executed proxy also may be voted in the discretion of the proxy holders on any other matter submitted to a vote at the meeting.

OUTSTANDING SHARES

    The record date for the Annual Meeting is March 23, 2000. The outstanding capital stock of the Company at the close of business on March 23, 2000 consisted of 287,967,109 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters that are submitted to a vote of stockholders at the meeting. The following table sets forth information concerning direct and indirect beneficial ownership of the Company's Common Stock as of December 31, 1999 by persons known to the Company to have beneficial ownership of more than 5% of the Common Stock:

                                                                 AMOUNT
                                                              AND NATURE OF   PERCENT
NAME AND ADDRESS                                               BENEFICIAL        OF
OF BENEFICIAL OWNER                                           OWNERSHIP(1)     CLASS
-------------------                                           -------------   --------
Putnam Investments, Inc.....................................   15,526,018(2)    5.4%
  and subsidiaries
    One Post Office Square
    Boston, Massachusetts 02109

Montag & Caldwell, Inc......................................   15,647,884(2)    5.6%
  1100 Atlanta Financial Center
    3343 Peachtree Road NE
    Atlanta, Georgia 30326

------------------------

(1) Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or investment power with respect to such security. Additionally, a security is deemed to be beneficially

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    owned by a person who has the right to acquire beneficial ownership thereof within 60 days--for example, through the exercise of a stock option.

(2) This disclosure is based on information supplied by Putnam Investments, Inc. ("Putnam") in a Schedule 13G filed with the Securities and Exchange Commission on or about February 18, 1999, and the absence of any subsequent filing by Putnam updating the information provided therein. In this
    Schedule 13G, Putnam, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., reported that it is the parent holding company of Putnam Investment Management, Inc., the investment adviser to the Putnam family of mutual funds, and the Putnam Advisory Company, Inc., the investment adviser to Putnam's institutional clients, and that these subsidiaries, collectively, have shared voting power with respect to 1,759,793 shares of Common Stock and shared dispositive power with respect to 7,763,009 shares of Common Stock. The number of shares in this table has been adjusted by the Company to give effect to a 2-for-1 split of Interpublic's Common Stock, effective July 15, 1999.

    Based on information supplied by Montag & Caldwell, Inc. ("Montag") in a
Schedule 13G filed with the Securities and Exchange Commission on or about January 11, 2000, Montag reported that it is an investment adviser that has sole dispositive power with respect to 15,647,884 shares of Common Stock.

    The following table sets forth information concerning the direct and indirect beneficial ownership of the Company's Common Stock as of March 23, 2000 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of the Company as a group:

                                                        COMMON
                                                         STOCK        OPTIONS
                                                       OWNERSHIP    EXERCISABLE
NAME OF BENEFICIAL OWNER                               (1)(2)(3)   WITHIN 60 DAYS     TOTAL
------------------------                               ---------   --------------   ---------
Eugene P. Beard......................................  1,203,911       150,000      1,353,911
Frank J. Borelli.....................................      7,500         4,424         11,924
Reginald K. Brack....................................      9,550             0          9,550
Jill M. Considine....................................      6,000             0          6,000
John J. Dooner, Jr...................................    744,050       230,040        974,090
Philip H. Geier, Jr..................................  1,334,935       634,600      1,969,535
Frank B. Lowe........................................    760,838        90,000        850,838
Michael A. Miles.....................................      8,000             0          8,000
Leif H. Olsen........................................      8,200         7,246         15,446
Sean F. Orr..........................................     40,147             0         40,147
Martin F. Puris......................................  1,136,355             0      1,136,355
Allen Questrom.......................................      6,000         1,926          7,926
J. Phillip Samper....................................     10,200         7,246         17,446
All directors and executive officers as a group......  5,750,527     1,623,934      7,374,461

------------------------

(1) Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or investment power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days--for example, through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 1986 Stock Incentive Plan, the 1996 Stock Incentive Plan, the 1997 Performance Incentive Plan and the Interpublic Outside Directors' Stock Incentive Plan.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(2) No individual identified in the table has beneficial ownership of more than 1% of the outstanding shares of Common Stock. The directors and executive officers as a group beneficially own 2.5465% of the outstanding shares.

(3) Except for shares of Common Stock held by Mr. Puris, the beneficial ownership shown is direct. The shares shown as beneficially owned by Mr. Puris include 111,260 shares of Common Stock owned by his spouse.

VOTING

    Election of directors will be decided by a plurality of the votes cast by the holders of shares of Common Stock present in person or by proxy at the meeting and entitled to vote. Approval of Item 2 will require the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. The Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted toward the quorum. For Item 2, shares that are the subject of an abstention are included as shares entitled to vote on the matter and, therefore, have the same effect as a vote against the matter. Shares, if any, that are the subject of a broker non-vote are not included as shares entitled to vote on the matter.

STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT 2001 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 14, 2001, must be received by the Company by December 15, 2000, and must comply with applicable Securities and Exchange Commission regulations, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. If notice of a proposal intended to be presented at the Annual Meeting is received by the Company less than 45 days prior to the anniversary of the mailing date of this Proxy Statement, the persons named as proxies in the Company's 2001 proxy material will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary authority to vote on the matter.

                            1. ELECTION OF DIRECTORS

    The directors of the Company to be elected at the Annual Meeting will hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Certain biographical information concerning each of the Management's nominees are provided below. All of the nominees are currently serving as directors of the Company. The Management believes that each of the nominees will be available and able to serve as a director. However, if for any reason any of these persons should not be available or are unable to serve, all proxies will be voted for the remainder of those nominated and, unless the size of the Board of Directors is reduced, for a substituted nominee designated by the Management.

    The following information with respect to the principal occupation or employment, recent employment history, age and directorships in other companies is as of March 1, 2000, and has been furnished or confirmed to the Company by the respective nominees. Also listed are the committees of the Board of Directors on which each serves.

    McCann-Erickson WorldGroup and The Lowe Group are worldwide advertising agency systems owned by Interpublic.

    FRANK J. BORELLI has been Senior Vice President of Marsh & McLennan Companies, Inc. since January 2000. Prior to that time he was Senior Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. from 1984 through 1999. He is a director of Marsh & McLennan Companies, Inc., Express Scripts, Inc. and United Water Resources, Inc. Mr. Borelli is past Chairman and

Director of the Financial Executives Institute and is also a Co-Chairman of the Board of Trustees of the New York City Chapter of the National Multiple Sclerosis Society and Vice Chairman of the Nyack Hospital. Mr. Borelli has been a director of Interpublic since 1995. Age 64.

CHAIRMAN OF THE AUDIT COMMITTEE. MEMBER OF THE COMPENSATION, EXECUTIVE POLICY AND FINANCE COMMITTEES.

    REGINALD K. BRACK is the Former Chairman and Chief Executive Officer of Time, Inc. From September 1994 to June 1997, Mr. Brack was Chairman of
Time, Inc. and was its Chairman, President and Chief Executive Officer from December 1986 until August 1994. Mr. Brack has been a director of Interpublic since 1996. Age 62.

MEMBER OF THE AUDIT, COMPENSATION, FINANCE AND NOMINATING COMMITTEES.

    JILL M. CONSIDINE has been Chairman and Chief Executive Officer of The Depository Trust & Clearing Corporation since November 1999. The Depository Trust & Clearing Corporation is a holding company that is the parent of, and provides services to, the National Securities Clearing Corporation and The Depository Trust Company which is a large securities depository limited purpose trust company and clearing corporation. She has been Chairman and Chief Executive Officer of The Depository Trust Company since January 1999. She was President of the New York Clearing House Association from 1993 to 1998. She was Chief Administrative Officer of American Express Bank Ltd. and a member of its Board of Directors from 1991 to 1993. Prior to that time she served as New York State Superintendent of Banks from 1985 to 1991. She is a trustee of Atlantic Mutual Insurance Company and a director of its affiliate Centennial Insurance Company. Ms. Considine has been a director of Interpublic since February 1997. Age 55.

MEMBER OF THE AUDIT AND COMPENSATION COMMITTEES.

    JOHN J. DOONER, JR. became President and Chief Operating Officer of Interpublic, effective April 1, 2000. He was Chairman and Chief Executive Officer of McCann-Erickson WorldGroup from 1995 to 2000 and previously was Chief Executive Officer of McCann-Erickson WorldGroup from 1994 to 1995. From 1992 to 1994, Mr. Dooner was President of McCann-Erickson WorldGroup. He served as President of McCann-Erickson North America from 1988-1992. Mr. Dooner has been a director of Interpublic since 1995. Age 51.

    PHILIP H. GEIER, JR., Chairman of the Board and Chief Executive Officer of the Company, has been a director of Interpublic since 1975. Mr. Geier was elected Chairman and Chief Executive Officer of the Company in 1980. Mr. Geier is a director of Fiduciary Trust Company International, Venator Group, Inc. and AEA Investors, Inc. Age 65.

CHAIRMAN OF THE EXECUTIVE POLICY COMMITTEE. MEMBER OF THE FINANCE COMMITTEE.

    FRANK B. LOWE, Chairman of The Lowe Group, has been a director of Interpublic since 1990. Mr. Lowe has served as Chairman of The Lowe Group since its founding in 1981 and also serves as Chairman of Octagon, Inc., a wholly-owned subsidiary of the Company specializing in sports and events marketing. Age 58.

    MICHAEL A. MILES is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Mr. Miles has been a director of Interpublic since December 1999. He is a Special Limited Partner of Forstmann Little & Co. He also is a member of the Board of Directors of Allstate Corporation, Time Warner, Dell Computer Corporation, Morgan Stanley, Dean Witter & Co. and Sears, Roebuck & Co. Age 60.

MEMBER OF THE COMPENSATION COMMITTEE.

    LEIF H. OLSEN, President of Leif H. Olsen Investments, Inc., financial assets managers and economic consultants, has been a director of Interpublic since 1972. Mr. Olsen was Senior Vice President and Economist of Citibank N.A. (now Citigroup) until 1978, when he became Chairman of the Economic Policy Committee of Citibank N.A., a post he held until 1985. Age 74.

CHAIRMAN OF THE COMPENSATION COMMITTEE. MEMBER OF THE AUDIT, EXECUTIVE POLICY AND FINANCE COMMITTEES.

    SEAN F. ORR, has been Executive Vice President, Chief Financial Officer of Interpublic since June 1999 and a director of Interpublic since February 2000. Mr. Orr was Senior Vice President and Controller of Pepsico, Inc. from 1998 through June 1999. Prior to that time, he was Executive Vice President and Chief Financial Officer of the Frito Lay Company from 1994 through 1997. Age 45.

CHAIRMAN OF THE FINANCE COMMITTEE.

    J. PHILLIP SAMPER, Managing Director and Co-Founder of Gabriel Venture Partners L.L.C. since December 1998 and Chairman of Placeware, Inc. since December 1998, was Chief Executive Officer and President of Avistar Systems Corp. from 1997 to June 1998. Prior to that time, Mr. Samper was Chairman, Chief Executive Officer and President of Quadlux, Inc. from 1996 to 1997. He was Chairman and Chief Executive Officer of Cray Research, Inc. during 1995 and was President of Sun Microsystems Computer Corporation from 1994 to 1995.
Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper has been a director of Interpublic since 1990.
Mr. Samper is a director of Sylvan Learning Systems, Inc., iTango, Inc. and SalesHound.com. Age 66.

CHAIRMAN OF THE NOMINATING COMMITTEE. MEMBER OF THE COMPENSATION COMMITTEE.

PRINCIPAL COMMITTEES OF THE BOARD OF DIRECTORS

    EXECUTIVE POLICY COMMITTEE --The Executive Policy Committee is authorized to exercise when the Board of Directors is not in session all powers of the Board of Directors which, under Delaware law and the By-Laws of the Company, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors. The Executive Policy Committee held one meeting in 1999.

    FINANCE COMMITTEE--The Finance Committee is authorized to review the financial affairs of the Company and make recommendations with respect thereto to the Board of Directors. It also approves capital budgets, guarantees by the Company of obligations of subsidiaries and affiliates and certain capital transactions (including mergers and acquisitions), and is the committee that administers the Interpublic Retirement Account Plan. The Finance Committee held fourteen meetings in 1999.

    AUDIT COMMITTEE--The Audit Committee, whose members cannot be officers or employees of the Company, is responsible for the selection and retention of, subject to the approval of the Board of Directors, and the approval of the annual compensation of, the Company's independent accountants. The Audit Committee confers with the independent accountants and from time to time reports to the Board of Directors on matters concerning the auditing of the books and accounts of the Company. It also reviews and examines the procedures and methods employed in the Company's internal audit program. It reviews and submits to the Board of Directors, as soon as possible after the close of each fiscal year, the consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of income, of stockholders' equity and of cash flows. The Audit Committee held four meetings in 1999.

    COMPENSATION COMMITTEE--The Compensation Committee is responsible for approving the compensation paid to officers of the Company and its subsidiaries. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including long-term performance incentive awards under the Company's 1997 Performance Incentive Plan, (4) insurance paid for by the Company or any of its subsidiaries other than group plans, (5) annuities and individual retirement arrangements and
(6) Special Deferred Benefit Arrangements. The Compensation Committee also administers the 1997 Performance Incentive Plan (and its predecessors, the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1996 Stock Incentive Plan and the 1986 Stock Incentive Plan), the 1986 United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (1995). The Compensation Committee held fourteen meetings in 1999.

    NOMINATING COMMITTEE--The Nominating Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors. Stockholders who desire to recommend nominees for election at the Annual Meeting may do so by writing to the Secretary of the Company at the Company's principal executive office set forth in the second paragraph on page 1 of this Proxy Statement. Any such recommendation should be submitted prior to December 31 of the year preceding the Annual Meeting of Stockholders in question, and the recommendation will be given consideration by the Nominating Committee. The Nominating Committee held one meeting in 1999.

ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

    The Board of Directors of the Company held 10 meetings in 1999 and committees of the Board held a total of 44 meetings. During 1999, all directors attended 75% or more of the total number of meetings of the Board of Directors and committees on which they served.

DIRECTORS' FEES

    Each director who is not an employee of the Company or one of its subsidiaries receives an annual retainer of $24,000 for serving as a director, an annual retainer of $2,000 for each committee on which he or she serves, a fee of $1,000 for each meeting of the Board attended and a fee of $1,000 for each committee meeting attended. The Chairman of the Compensation Committee and the Chairman of the Audit Committee each receives an additional retainer of $3,500 per year and the Chairman of the Nominating Committee receives an additional retainer of $3,000 per year.

    Each outside director who, as of December 31, 1995, had accumulated at least five years of service is entitled to receive an annual retirement benefit under the Interpublic Outside Directors' Pension Plan (the "Outside Directors' Pension Plan"). In general, the benefit becomes payable in the month following the month the director leaves the Board. The benefit is equal to the amount of the annual retainer paid to the director as a Board member in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director's years of service, up to a maximum of 15 years. In the event of the death of a director with a vested retirement benefit, the then present value of the director's unpaid retirement benefits will be paid to the surviving spouse or the estate of the director. Effective December 31, 1995, the Outside Directors' Pension Plan was terminated, except to the extent benefits were accrued prior to termination. As a result there have been no further accruals for the benefit of existing directors under the Outside Directors' Pension Plan for subsequent years. Any director with fewer than five years of service on the date that the Plan was terminated will not receive any benefits under the Plan.

    In 1994, the stockholders of the Company approved the Interpublic Outside Directors' Stock Incentive Plan (formerly called the Interpublic Outside Directors' Stock Option Plan). The Outside Directors' Stock Incentive Plan (the "Outside Directors' Plan") originally provided for an annual grant of options to purchase the number of shares of Common Stock having an aggregate fair market value of $30,000 on the date of grant. The Board of Directors has amended the Outside Directors' Plan effective as of May 17, 1999, to provide for an annual grant to each outside director of options covering 2,000 shares of Interpublic Common Stock. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in full on the third anniversary after the date of grant and expire ten years after the date of grant.

    An outside director may exercise stock options granted prior to June 1, 1996 that are exercisable on the date of cessation of service for 90 days following cessation of service as a director, except that an outside director who is eligible to receive a benefit under the Outside Directors' Pension Plan may exercise such options for five years following the date of retirement from the Board of Directors, but in no event after the expiration of the ten-year option term. Options granted on or after June 1, 1996 that are exercisable at the time of cessation of service may be exercised for a period of three years following cessation of service, whether or not the director is eligible to receive a benefit under the Outside Directors' Pension Plan, but in no event after expiration of the ten-year option term.

    The Outside Directors' Plan also provides for a periodic grant of 3,000 restricted shares of the Company's Common Stock to each outside director. The first grant was made in June 1996. An additional grant of 3,000 shares will be made every fifth year thereafter while the Outside Directors' Plan remains in effect. The outside director has all rights of ownership with respect to such restricted shares, including the right to vote and to receive dividends, except that, prior to the expiration of a five-year period after the date of grant (the "Restricted Period"), the outside director is prohibited from selling or otherwise transferring the shares. If, on or after the first anniversary of the grant, an outside director's service as a director terminates for any reason (including death) during the Restricted Period, the restrictions on transfer will lapse immediately in proportion to the number of months that have elapsed since the date of grant and the remainder of such restricted shares will be forfeited. If an outside director's service terminates for any reason (including death) before the first anniversary of the date of grant, all such restricted shares will be forfeited. The committee administering the Outside Directors' Plan may in its discretion direct the Company to make cash payments to an outside director to assist in satisfying the federal income tax liability with respect to the receipt or vesting of the restricted shares.

    On June 4, 1999, Mr. Borelli, Mr. Brack, Ms. Considine, Mr. Olsen,
Mr. Questrom and Mr. Samper each received under the Outside Directors' Plan an award of stock options, covering 2,000 shares of Common Stock with an exercise price of $78.66 per share. On June 7, 1996, Messrs. Borelli, Olsen, Questrom and Samper each received under the Outside Directors' Plan a grant of 3,000 restricted shares. On June 6, 1997, Mr. Brack and Ms. Considine each received a grant of 3,000 restricted shares. On March 21, 2000, Mr. Miles received a grant of 3,000 restricted shares.

    On May 24, 1999, Mr. Olsen received a grant of 500 shares of Interpublic Common Stock under the Achievement Stock Award Plan in recognition of his work during 1999 on matters concerning the Board of Directors. The purpose of the Achievement Stock Award Plan is to promote the success of the Company by providing stock awards to individuals whose services have had a significant, favorable impact on the business of the Company. Eligibility is determined by the Company's Chief Executive Officer, with approval by the Board of Directors or Compensation Committee. Mr. Olsen's award was approved by both the Compensation Committee and the Board.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and the five other most highly compensated executive officers of the Company, four of whom were serving as executive officers on December 31, 1999 and one of whom served as an executive officer for part but not all of the 1999 fiscal year(the "named executive officers"), in each instance for services rendered in all capacities for the three-year period ended on December 31, 1999. As used in this Proxy Statement, the executive officers of the Company are deemed to include any director of the Company who currently serves as the chief executive officer of McCann-Erickson WorldGroup or The Lowe Group, both agency systems of the Company.

                           SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                          ----------------------------------------------   ----------------------------------------
                                                                                    AWARDS                PAYOUTS
                                                                OTHER      -------------------------     ----------      ALL
          NAME                                                  ANNUAL      RESTRICTED    SECURITIES                    OTHER
     AND PRINCIPAL         FISCAL                              COMPEN-        STOCK       UNDERLYING        LTIP       COMPEN-
      POSITION(1)           YEAR     SALARY(2)    BONUS(3)    SATION(4)    AWARDS(5)(6)   OPTIONS(7)     PAYOUTS(8)   SATION(9)
------------------------  --------   ---------   ----------   ----------   ------------   ----------     ----------   ---------
Philip H. Geier, Jr.....    1999     $995,000    $2,000,000   $       --    $      -0-          -0-      $2,040,000    $10,270
  Chairman of the Board     1998      995,000     1,500,000           --           -0-      200,000             -0-     10,007
  of Directors, Chief       1997      985,416     1,250,000       59,697     2,956,253      108,000         567,000     10,046
  Executive Officer
Eugene P. Beard.........    1999     $866,667    $1,600,000   $       --    $4,785,000          -0-      $1,649,000    $10,060
  Vice Chairman--Finance    1998      850,000     1,300,000           --           -0-      440,000             -0-      9,206
  and Operations and        1997      783,333     1,100,000           --           -0-          -0-         333,375      9,557
  Director
John J. Dooner, Jr......    1999     $870,000    $1,750,000   $   87,810    $      -0-          -0-      $1,066,200    $ 7,677
  Chairman of McCann        1998      860,000     1,200,000       76,184           -0-      120,000             -0-     11,123
  Erickson WorldGroup       1997      783,333       990,000       72,346     6,503,756      150,000         388,125      7,397
  and Director of
  Interpublic
Frank B. Lowe...........    1999     $866,667    $1,350,000   $  244,053    $      -0-          -0-      $1,332,750    $ 9,592
  Chairman of The Lowe      1998      833,333     1,000,000      267,607           -0-      120,000             -0-      9,300
  Group and Director of     1997      750,000       850,000      238,163           -0-      120,000         525,250      8,925
  Interpublic
Sean F. Orr.............    1999     $291,667    $  550,000   $       --    $1,557,500      176,800      $      -0-    $ 4,202
  Executive Vice            1998          -0-           -0-           --           -0-          -0-             -0-        -0-
  President, Chief          1997          -0-           -0-           --           -0-          -0-             -0-        -0-
  Financial Officer and
  Director
Martin F. Puris.........    1999     $866,667    $      -0-   $   89,668    $2,909,375*     130,000**    $1,086,750    $66,194
  Chairman of Ammirati      1998      850,000       870,000       91,085           -0-      120,000             -0-     65,268
  Puris Lintas Worldwide    1997      808,333       770,000           --           -0-          -0-             -0-     58,955
  and Director of
  Interpublic

------------------------

* Part of this award of restricted stock made to Mr. Puris has been cancelled and as a result, the value of the award has been reduced to $1,373,848. See footnote number 6 to the Summary Compensation Table.

** This award of stock options made to Mr. Puris has been forfeited in connection with his resignation.

    Further information is disclosed in this Proxy Statement under the heading "Certain Retirement Arrangements".

(1) Mr. Beard relinquished, as of February 29, 2000, the position as Vice Chairman Finance and Operations and as a director, but will remain an employee of the Company through December 31, 2000. Effective November 1, 1999, Mr. Puris resigned from all positions at Interpublic and Ammirati Puris Lintas Worldwide and became an employee consultant with the Company through December 31, 2000.

(2) The salaries of executive officers continuing to serve in the same position are generally reviewed every two years.

(3) Consists primarily of bonus payments made pursuant to the Company's Management Incentive Compensation Program of the 1997 Performance Incentive Plan.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(4) Other Annual Compensation for 1999 includes $22,194 in medical/dental coverage and $42,773 paid in respect of spousal travel on behalf of Mr. Dooner, $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe and $28,875 for use of a company car paid to or on behalf of Mr. Puris.

    Other Annual Compensation for 1998 includes $21,453 in medical/dental coverage and $29,357 paid in respect of spousal travel on behalf of Mr. Dooner, $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe and $32,257 for use of a company car paid to or on behalf of Mr. Puris.

    Other Annual Compensation for 1997 includes $21,210 in medical/dental coverage paid on behalf of Mr. Geier, $21,210 in medical/dental coverage and $24,416 in respect of spousal travel paid on behalf of Mr. Dooner, and $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe.

(5) The number and value of shares of restricted stock held by the named executive officers at December 31, 1999 (based on the closing price of the Common Stock on December 31, 1999) are as follows: Mr. Geier--712,812 shares ($41,120,342); Mr. Beard--435,486 shares ($25,122,099); Mr. Dooner--455,148 shares ($26,256,350); Mr. Lowe--256,308 shares ($14,785,768),
    Mr. Orr--40,000 shares ($2,307,500) and Mr. Puris--138,855 shares
    ($7,964,048). All amounts of shares have been adjusted for a 2-for-1 stock split of Interpublic's Common Stock that was effective July 15, 1999 (the "2-for-1 Split"). The shares of restricted stock awarded to each named executive officer other than Mr. Beard and Mr. Puris were granted with at least a five-year vesting period, subject to the discretion of the Committee administering the Plan to release the restrictions not earlier than one year after the grant date. As part of Mr. Beard's future compensation arrangements, the Company has agreed that the restricted stock award granted in May 1999 will vest in full on January 1, 2002. (Additional information concerning these compensation arrangements for Mr. Beard is disclosed in this Proxy Statement under the heading "Certain Retirement Arrangements".)

    Dividends on restricted stock are paid on the same basis as ordinary dividends on the Common Stock.

(6) In connection with Mr. Puris' resignation, the restricted stock award granted in 1999 will vest with respect to 33,055 shares of the original 70,000 shares and the remainder has been cancelled. The restrictions on Mr. Puris' restricted stock award granted in 1999 will be released in full in January 2001. (Additional information concerning Mr. Puris is disclosed in this Proxy Statement under the heading "Certain Retirement Arrangements".)

(7) All number of shares underlying stock options has been adjusted for the 2-for-1 Split.

(8) Payouts under the Long-Term Performance Incentive Program are made at the end of four-year performance periods. These four-year periods begin at two-year intervals. An initial payment of approximately 50% of the estimated total payout for the 1993-1996 performance period was made in December 1996. The balance of the actual payout amount was made in the first quarter of 1997. The total payout for the 1995-1998 performance period was made in the first quarter of 1999. Mr. Beard elected to defer his payout for the two performance periods until his retirement.

(9) All Other Compensation for 1999 consisted of: (i) the following amounts paid to the named executive officers as matching contributions under the Interpublic Savings Plan--Mr. Geier--$7,462; Mr. Beard--$7,252;
    Mr. Dooner--$6,525; Mr. Lowe--$7,792; and Mr. Orr--$3,854 (ii) premiums paid by the Company on group life insurance--Mr. Geier--$2,808;
    Mr. Beard--$2,808; Mr. Dooner--$1,152; Mr. Lowe--$1,800; Mr. Orr--$348; and
    Mr. Puris--$2,808; (iii) insurance premiums paid by the Company for Mr. Puris under: (a) life insurance policies on the life of Mr. Puris consisting of (i) premiums for two split-dollar life insurance policies totaling $18,041.88 and (ii) premiums on two other life insurance policies totaling $37,551; and (b) a disability insurance policy, the premiums for which were $7,793.

                          STOCK OPTION GRANTS IN 1999

    The following table provides information on grants of stock options in 1999 to the named executive officers and the estimated grant date present value of the options.

                               INDIVIDUAL GRANTS

                                   NUMBER OF SECURITIES    % OF TOTAL OPTIONS                                 GRANT DATE
                                    UNDERLYING OPTIONS    GRANTED TO EMPLOYEES     EXERCISE     EXPIRATION   PRESENT VALUE
NAME                                 GRANTED (#) (1)         IN FISCAL YEAR      PRICE ($/SH)      DATE         ($) (2)
----                               --------------------   --------------------   ------------   ----------   -------------
Philip H. Geier, Jr..............           None                      --                 --            --             --

Eugene P. Beard..................           None                      --                 --            --             --

John J. Dooner, Jr...............           None                      --                 --            --             --

Frank B. Lowe....................           None                      --                 --            --             --

Sean F. Orr......................        176,800                   4.39%           $38.9375        6/1/09     $2,399,176

Martin F. Puris..................        130,000*                  3.23%           $41.5625       7/28/09     $1,878,500

------------------------

* The award of stock options made to Mr. Puris was subsequently forfeited. See footnote 1 that accompanies this Stock Option Grants Table.

(1) Mr. Orr was granted three awards of stock options on June 1, 1999. The first award, covering 16,800 shares of Common Stock becomes exercisable on January 1, 2001. The second award, covering 40,000 shares of Common Stock becomes exercisable on January 1, 2003. The third award, covering an aggregate of 120,000 shares of Common Stock becomes exercisable as to:
    (a) 48,000 shares on June 1, 2002; (b) 36,000 shares on June 1, 2003 and
    (c) 36,000 on June 1, 2004. The options granted to Mr. Orr have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Mr. Puris' grant of a stock option covering 130,000 shares of Common Stock was awarded on July 28, 1999. The option, which has been forfeited by Mr. Puris in connection with his resignation, had a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant.

(2) The grant date present value of each of the stock options awarded to Mr. Orr is calculated using the Black-Scholes Option Pricing Model and assumes that the options are held for six years. The calculations include the following assumptions: volatility of 19.34%, dividend yield of .85% and risk-free rate of return of 5.92%. The grant date present value of Mr. Puris' option is calculated using the Black-Scholes Option Pricing Model and assumes that the options are held for six years. The calculations include the following assumptions: volatility of 19.46%, dividend yield of .79% and risk-free rate of return of 5.96%.

     AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on stock option exercises and the number and the year-end value of options held by the named executive officers.

                                                                   NUMBER OF SHARES
                                                                UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                OPTIONS AT DECEMBER 31,         IN-THE-MONEY OPTIONS
                                                                       1999 (#)               DECEMBER 31, 1999 ($) (1)
                       SHARES ACQUIRED                        ---------------------------   -----------------------------
NAME                   ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   ---------------   ------------------   -----------   -------------   -------------   -------------
Philip H. Geier,
  Jr.................      390,000          $12,114,375         734,600        632,000       $35,155,940     $22,233,971
Eugene P. Beard......      402,300            9,936,126               0        710,000                 0      23,963,109
John J. Dooner,
  Jr.................         None                   --         230,040        450,000        10,865,878      15,975,603
Frank B. Lowe........         None                   --          90,000        420,000         4,230,000      14,836,230
Sean F. Orr..........         None                   --               0        176,800                 0       3,315,000
Martin F. Puris......       81,000            2,299,647               0        180,000                 0       7,507,494

------------------------

(1) Based on the closing price of the Common Stock on December 31, 1999.

                    LONG-TERM INCENTIVE PLAN--AWARDS IN 1999

                                                                                       ESTIMATED FUTURE PAYOUTS
                                                                                   UNDER NON-STOCK PRICE BASED PLANS
                        ALLOCATION OF      NUMBER OF     PERFORMANCE OR OTHER     -----------------------------------
                         PERFORMANCE      PERFORMANCE   PERIOD UNTIL MATURATION   THRESHOLD     TARGET      MAXIMUM
NAME                        UNITS          UNITS (#)           OR PAYOUT             ($)         ($)          ($)
----                   ----------------   -----------   -----------------------   ---------   ----------   ----------
Philip H. Geier,       IPG Worldwide         20,000             1999-2002         $400,000    $2,300,000   $3,500,000
  Jr.................
Eugene P. Beard......  IPG Worldwide         14,000             1999-2002          280,000     1,610,000    2,450,000
John J. Dooner,        McCann-Erickson       12,000             1999-2002          240,000     1,380,000    2,100,000
  Jr.................  WorldGroup
Frank B. Lowe........  The Lowe Group         9,000             2000-2002          180,000     1,035,000    1,575,000
                       Worldwide
                       Octagon                3,000             1999-2002           60,000       345,000      525,000
                       Worldwide
Sean F. Orr..........  IPG Worldwide          2,100             1997-2000           42,000       241,500      367,500
                       IPG Worldwide          5,000             1999-2002          100,000       575,000      875,000
Martin F. Puris......  Ammirati Puris        12,000*            1999-2002          240,000     1,380,000    2,100,000
                       Lintas Worldwide

------------------------

* This award of Performance Units has been forfeited by Mr. Puris. See "Certain Retirement Arrangements" in this Proxy Statement.

    The Long-Term Performance Incentive Program (the "LTPIP") provides for awards at two-year intervals of "performance units" to select employees of the Company or its subsidiaries who are members of the Development Council of the Company and its subsidiaries. The value of the performance units is tied to the annual growth of operating profits of the office, agency or regional or worldwide agency system with which the employee is principally associated. Such performance units are awarded with a provisional value of $100, which may increase to as much as $175. The value may decrease to as little as zero, with the increase or decrease depending in each case on the extent to which the growth rates of operating profit of the applicable operating components exceed or fall short of pre-established compound growth rates in operating profit over a period of four calendar years (a "performance period").

    The threshold growth rate objective is based on 8% growth in cumulative compound operating profit of an operating component during a performance period, resulting in a threshold payout of $20 per performance unit. Failure to reach the threshold growth rate will result in a zero award. The LTPIP does not provide for a target performance level. A target growth rate of 15% has been assumed for purposes of this presentation. This growth rate would result in a target payout of $115 per performance unit. The maximum growth rate objective is 27% resulting in a maximum payout of $175 per performance unit.

    In connection with the merger of operations of The Lowe Group and Ammirati Puris Lintas Worldwide, the performance period with respect to the grant to Mr. Lowe of 9,000 performance units allocated to The Lowe Group has been changed from a four--year to a three--year period. The performance period for all employees of The Lowe Group also has been shortened from 1999-2002 to 2000-2002.

    Mr. Beard's grant of performance units may be prorated if he retires from the Company prior to January 1, 2001. See "Certain Retirement Arrangements".

                      EMPLOYMENT CONTRACTS, TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

    Each of the named executive officers has an employment contract with the Company providing for the annual compensation and termination dates set forth below:

                                                               EXPIRATION
NAME                                              SALARY         DATE(1)
----                                             --------   -----------------
Philip H. Geier, Jr............................  $995,000   June 30, 2001
John J. Dooner, Jr.............................   870,000   December 31, 2003
Frank B. Lowe..................................   870,000   December 31, 2000
Sean F. Orr....................................   500,000   May 31, 2004
Martin F. Puris................................   870,000   August 10, 2004

    An employment agreement between the Company and Mr. Beard, under which he was paid an annual salary of $870,000, terminated in December, 1999.

(1) Each employment contract is terminable by either party at any time upon twelve months' notice, except that the Employment Agreement with Mr. Puris permits him to terminate that contract on six months' notice. Under the arrangements agreed upon by the Company and Mr. Puris, Mr. Puris' employment under his Employment Agreement will terminate on December 31, 2000. Additional information with respect to Mr. Puris' resignation is disclosed in this Proxy Statement under the heading "Certain Retirement Arrangements".

SPECIAL DEFERRED BENEFIT ARRANGEMENTS

    In addition to an employment contract, each of the named executive officers has entered into special deferred benefit agreements with Interpublic as described below.

    Mr. Beard is a party to three agreements which in the aggregate provide that if he dies while he is employed by the Company $194,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $194,000 per year if he retires and his employment ends on or after his 60(th) birthday. The Company also has entered into an agreement with Mr. Beard which provides if he dies while he is employed by the Company, $230,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $230,000 for 15 years after his employment with the Company ends. In 1998, the Company agreed to increase all of those benefits by 4% annually through 2003. In 1998, the Company also entered into another contract with Mr. Beard to provide that upon his death or retirement from the Company,

Mr. Beard or his beneficiaries will receive an annual payment of $400,000 for 15 years, which in January 2000 was increased to $600,000. See "Certain Retirement Arrangements".

    Mr. Dooner is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $186,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer in the employment of the Company on or after his 55th birthday he will be paid benefits for 15 years ranging from $130,200 to $186,000 per year, depending upon the year his employment terminates. In the event Mr. Dooner's employment terminates prior to his 55th birthday, other than by reason of death, he will be paid lesser sums but not less than an aggregate of $400,000. The Company also has entered into an agreement with Mr. Dooner which provides that if he dies while he is employed by the Company, his beneficiaries will receive $88,500 annually for 15 years. Alternatively when he retires from the Company, the Company will pay him retirement benefits at the rate of $88,500 per year for 15 years.

    Mr. Geier is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $160,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $160,000 per year when he retires. The Company also has entered into an agreement with Mr. Geier which provides that if he dies while he is employed by the Company $255,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $255,000 for 15 years upon his retirement from the Company.

    Mr. Lowe is a party to two agreements with the Company. The first agreement provides that if he dies while he is employed by the Company $158,400 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 60th birthday, he will be paid a benefit of $158,400 per year for 15 years. If he retires, resigns or his employment is terminated on or after his 58th birthday, but prior to his 60th birthday, he will be paid benefits ranging from $129,888 to $148,896 per year for 15 years based on the year his employment terminates. The second agreement with Mr. Lowe provides that if he dies while he is employed by the Company, an amount of $133,200 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 64th birthday, he will receive a benefit of $133,200 per year for 15 years. If he retires or resigns or his employment is terminated on or after his 60th birthday, but prior to his 64th birthday, he will receive benefits for a period of 15 years ranging from $60,952 to $117,216 per year, depending upon the year his employment terminates.

    Mr. Orr is a party to an agreement which provides that if he dies while he is employed by the Company, $165,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer employed by the Company on or after his 55(th)birthday, he will be paid benefits for 15 years ranging from $115,500 to $165,000 per year, depending upon the year his employment terminates. In the event Mr. Orr's employment terminates prior to his 55(th) birthday, other than by reason of death, he will be paid a sum of no more than $50,000.

    Mr. Puris is a party to an agreement which provides that if he dies while he is employed by the Company, his beneficiaries will receive payments of $300,000 per year for 15 years following his death. Alternatively, Mr. Puris may elect to receive retirement benefits of $300,000 per year for 15 years beginning
January 1, 2001. See "Certain Retirement Arrangements".

EXECUTIVE SEVERANCE AGREEMENTS

    Messrs. Beard, Dooner, Geier, Lowe and Orr each have an agreement with the Company pursuant to which (a) sums previously deferred pursuant to employment agreements, Special Deferred Benefit Agreements and the Management Incentive Compensation Plans of the Company and its subsidiaries would become payable within 30 days following a "Change of Control" of the Company, if the individual had so elected prior to the Change of Control, and (b) a cash severance payment would become payable to such individual if, within two years after the Change of Control, his employment should be terminated by the Company (except for "cause") or the individual should resign for "good reason".

    The agreements provide that a Change of Control occurs if: (a) any person other than Interpublic or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 30% or more of the combined voting power of Interpublic's then outstanding voting securities; (b) the stockholders approve an agreement to merge or consolidate with another corporation (other than a subsidiary of Interpublic) or an agreement to sell or dispose of all or substantially all of the business or assets of Interpublic; or (c) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    The agreements provide, for purposes of determining an executive's right to receive severance payments only, that Interpublic shall have cause to terminate an executive, following a Change of Control, if the executive: (a) engages in conduct that constitutes a felony and that results in the personal enrichment of the executive at the Company's expense; (b) refuses to substantially perform his responsibilities for the Company; or (c) deliberately and materially breaches any agreement between himself and the Company and fails to remedy that breach within a 30-day cure period.

    For purposes of determining an executive's right to receive severance payments only, an executive under the terms of the agreements may resign for "good reason" if, without his consent, in any circumstance other than his disability, his office in the Company or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the Change of Control or the individual should determine in good faith that the Company had, without his consent, effected a significant change in his status within, or the nature or scope of his duties or responsibilities with, the Company and the Company failed to cure such situation within 30 days after written notice from the individual.

    The severance payment would be either three times (for Messrs. Beard, Dooner, Geier and Lowe) or two times (for Mr. Orr) the individual's average annual compensation during the two calendar years ended prior to the date of the Change of Control, plus a partial annual bonus based on the prior year's bonus prorated for the elapsed portion of the year in which employment terminated. The average compensation used in calculating the severance payment would be the individual's taxable compensation plus any deferred compensation accrued during the two relevant years, but would not include any deferred compensation earned in prior years but paid during the two years and would not include any taxable compensation relating to any stock option or restricted stock plan of the Company.

    Each contract includes the agreement of the individual providing that if the individual's employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of the Company or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of the Company or any of its subsidiaries on the date the individual's employment terminates.

    The agreements give the individuals who are parties thereto an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.

CERTAIN RETIREMENT ARRANGEMENTS

    After a long and illustrious career with Interpublic during which he maintained an unending committment to enhance shareholder value, Mr. Beard relinquished the positions as a director and as Vice Chairman Finance and Operations of the Company effective February 29, 2000. From March 1, 2000 through December 31, 2000, Mr. Beard will remain an employee of the Company and will be paid a salary of $30,000 per month. During this period, he will retain all his existing employee benefits. In recognition of Mr. Beard's years of service, the Company has: (a) amended the Special Deferred Benefit Agreement entered into in 1998 to increase Mr. Beard's annual retirement payment from $400,000 to $600,000; (b) agreed that a grant of restricted stock in 1999 of 120,000 shares of Interpublic's Common Stock will vest in full on January 1, 2002; and (c) agreed that a grant of a stock option to purchase 300,000 shares of Interpublic's Common Stock in 1998 vested on January 1, 2000.

    In addition, the Company agreed that (i) Mr. Beard's award of 12,500 performance units and 270,000 stock options under the Company's Long-Term Performance Incentive Program for the 1997-2000 performance period will be fully vested and (ii) that his award of 14,000 performance units and 140,000 stock options for the 1999-2002 performance period also will remain fully vested, as long as he remains an employee or consultant for any period subsequent to January 1, 2001. If Mr. Beard leaves the Company prior to January 1, 2001 his award of performance units for the 1999-2002 performance period will be pro-rated from the date of grant to the date of his retirement.

    Effective October, 1999, the operations of Ammirati Puris Lintas Worldwide were merged with The Lowe Group (the "Merger"). In connection with the Merger, Mr. Puris resigned from his positions as director of Interpublic and Chairman, Chief Executive Officer and Chief Creative Officer of Ammirati Puris Lintas Worldwide. For the period of November 1, 1999 through December 31, 2000,
Mr. Puris will remain fully employed by the Company as an employee consultant of Interpublic. Under Mr. Puris' arrangement with Interpublic, he will be paid his full salary at the annual rate of $870,000 through December 31, 2000, will be eligible for consideration to receive a bonus for the 1999 fiscal year and will receive through December 31, 2000 the same medical, life insurance and disability benefits to which he was entitled prior to his resignation.
Mr. Puris will be vested under the Company's Long-Term Performance Incentive Program for the 1997-2000 performance period, but has forfeited his award of performance units under the Long-Term Performance Incentive Program for the 1999-2002 performance period. Stock option awards covering an aggregate of 180,000 shares of Interpublic Common Stock made in 1996 will become vested and exercisable in full on January 1, 2001 and up to three years thereafter; however a stock option grant of 130,000 shares of Interpublic Common Stock that had been awarded on July 1999 was forfeited. The grant of 70,000 shares of restricted stock that was awarded to Mr. Puris in July 1999 has been prorated from the date of grant through December 31, 2000 and the resulting 33,055 shares will be released to Mr. Puris in full in January 2001. The balance of the award representing 36,945 shares has been cancelled. Lastly, Mr. Puris' special deferred arrangement with the Company was amended, to permit Mr. Puris to receive effective January 1, 2001 an annual retirement benefit of $300,000 for 15 years. Mr. Puris received this retirement benefit in lieu of a bonus in the amount of $1.5 million that he had waived in 1996.

RETIREMENT PLAN

    As of January 1, 1992, the Company adopted the Interpublic Retirement Account Plan to provide benefits under a "cash balance formula" to employees of Interpublic and most of its domestic subsidiaries who have at least five years of service. Each year a participant's account balance is credited with an amount equal to a percentage of the participant's annual compensation and interest credits. The percentage of annual compensation varies based on the sum of the participant's age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year U.S. Treasury bill rate plus
1 percentage point, compounded quarterly, and are guaranteed to be at least 5% per year, compounded quarterly.

    Until July 31, 1987, employees of the Company and most of its domestic subsidiaries were entitled in general to receive at retirement a monthly retirement benefit pursuant to a defined benefit pension formula computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service (which is defined in the Plan as the period of participation in the Plan) by 1.3%. Beginning July 31, 1987, the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year's compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.

    Participants under the defined benefit pension formula on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an "opening cash balance" as of January 1, 1992. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant's benefit under the cash balance formula or (2) the participant's accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula. Employees joining the Company after December 31, 1991, were eligible to accrue benefits only under the cash balance formula.

    With certain minor exceptions, "compensation" under the career average formula as well as the cash balance formula includes all compensation subject to federal income tax withholding. Annual compensation for pension accruals since December 31, 1988 has been limited by federal tax law.

    In December 1997, the Board of Directors of the Company adopted a resolution to freeze benefit accruals under the Interpublic Retirement Account Plan as of March 31, 1998. Retirement account balances as of that date will continue to be credited with interest until benefits begin in accordance with the generally applicable Plan provisions, but additional Company allocations have been discontinued as of March 31, 1998. In accordance with the resolution, Retirement Account Plan participants whose benefits were not already vested became fully vested as of April 1, 1998.

    In addition, effective April 1, 1998, employees with five or more years of Retirement Account Plan participation began to participate in a new Compensation Plan. Under the new Compensation Plan, an account is established for each eligible employee and credited with up to ten annual allocations depending on the employee's years of participation in the Retirement Account Plan. Each annual allocation approximates the discontinued allocations under the Retirement Account Plan. In general, the balance in each employee's account begins to vest gradually after five years of participation in the new Compensation Plan. Payouts generally are made while the employee is still employed by the Company or one of its subsidiaries.

    The estimated annual retirement benefit that Messrs. Beard, Dooner, Geier, Lowe and Puris would receive at normal retirement age, payable as a straight life annuity together with the annual benefit under the new Compensation Plan, is as follows: Mr. Beard--$114,504; Mr. Dooner--$90,200; Mr. Geier--$135,000;
Mr. Lowe--$13,127 and Mr. Puris--$9,122. Alternatively, each of them could take the benefit as a lump sum estimated as follows: Mr. Beard--$1,204,994;
Mr. Dooner--$949,227; Mr. Geier--$1,420,686 Mr. Lowe--$140,258 and
Mr. Puris--$97,467.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    The Company's overall business strategy is to increase shareholder value over the long term. Consistent with this strategy, the Compensation Committee has endeavored to develop and administer compensation policies that are linked to the successful achievement of the Company's strategy.

    The objective of the Company's executive compensation program is to provide key executives with short-term and long-term compensation opportunities that will enhance shareholder value by motivating executives, increasing retention and rewarding outstanding individual and Company performance.

    The compensation paid to executives consists of a base salary and incentive compensation which may be earned only if the Company's financial performance meets or exceeds annual growth targets. Incentive opportunities for the most part are long term, as well as at risk and equity oriented. Those incentive opportunities are provided pursuant to one or more of the following programs covered under the Company's shareholder-approved 1997 Performance Incentive
Plan:

    - Management Incentive Compensation Program (the "MICP"), which is an annual bonus plan that establishes a bonus pool based on profits for the last-completed fiscal year. Individual awards are made based on performance and are typically paid in cash but may be paid in stock.

    - Long-Term Performance Incentive Program (the "LTPIP"), which provides for biennial awards of performance units each having a four-year term. These awards entitle a participating executive to receive cash payments based on the extent to which long-term operating profit targets are achieved by the division or entity of the Company for which the executive is responsible.

    - Stock Incentive Program, which provides for the issuance of stock options and restricted stock. These instruments increase in value over time only if the market price of Interpublic Common Stock increases. They are usually forfeited in the absence of action by the Committee if an executive leaves the Company within a specified period following the date of the award.

    The determination of the amount and form of executive compensation, including incentive compensation, paid to each executive officer of the Company is made by the Committee based on a discretionary evaluation, after taking into account a range of factors that include:

 (i) The financial results of the Company and the anticipated developments in the advertising industry.

 (ii) The total annualized compensation for the particular executive based on salary, bonus and incentive compensation.

(iii) The accumulated value of incentive compensation previously provided such as stock options, restricted stock or performance units.

 (iv) The current and future financial and tax impact on the Company and on the executive of benefits under the Company's compensation plans.

 (v) The particular achievements measured against pre-determined annual objectives of the executive.

 (vi) The talents and unique qualities of the executive and the value of his or her accumulated experience with the Company as those factors are relevant to the future management of the Company.

    There is no pre-determined weight assigned to any of the above factors; however compensation decisions by the Committee are greatly influenced by the annual financial performance of the Company.

    The Committee's overall knowledge and experience of executive compensation practices provide the basis for making the subjective evaluations which in part determine the salaries paid and the incentive awards made to the executive officers.

    In 1999, the Compensation Committee of the Company consisted of six outside directors. Most of the members of the Compensation Committee have served and continue to serve on a number of other corporate boards in a similar capacity. All members have extensive knowledge of compensation practices in the private business sector generally.

1999 COMPENSATION OF EXECUTIVE OFFICERS

BASE SALARIES

    Base salaries for certain employee directors were increased during 1999 as well as for some executive officers other then those listed on the Summary Compensation Table. Salary increases for executive officers and employee directors are based on professional merit performance, promotions and overall financial results.

MICP

    Under the Management Incentive Compensation Program, annual bonuses to officers and key employees of the Company and its subsidiaries are paid from an annual bonus pool that may not exceed 5% of the amount by which consolidated pre-tax income on a worldwide basis exceeds 15% of the average equity capital of the Company in the immediately preceding calendar year. In 1999, total MICP payments to executive officers were higher than in 1998 as a result of the Company satisfying or exceeding its annual business plan and objectives, including achievement of targeted revenue, profit and net income.

LTPIP

    The Long-Term Performance Incentive Program comprises a significant portion of the total compensation for executive officers of Interpublic and key employees of its subsidiaries. Awards under the LTPIP, consisting of performance units each having a four-year term, are granted biennially in odd-numbered years. Grants of performance units for the 1999-2002 four year performance period were made during the year to executive officers including these listed in the Long-Term Incentive Plan Table. In granting individual LTPIP awards for this performance period to executive officers the Committee considered a number of factors including, but not limited to, tenure with the Company, history of past grants, performance and current job level of the executive or significant changes in the executive's responsibilities.

EQUITY GRANTS

    Under the shareholder-approved 1997 Performance Incentive Plan, stock options and restricted stock may be awarded to officers and key employees of the Company and its subsidiaries. Stock options are granted on such terms as are approved by the Committee, provided that the term of the option may not exceed ten years and the exercise price may not be less than the fair market price of the Common Stock on the date of grant. Shares of restricted stock granted are restricted as to the selling or transferring of the shares typically for a minimum of five years from date of grant and are forfeited if the executive should leave the employment of the Company, unless the Committee deems otherwise. In determining individual grants of stock options and restricted stock the Committee takes into consideration the number of years since previous grants, the financial performance of the Company over recent years in terms of annual operating margin, revenue and operating profit growth and the growth of shareholder value and the overall compensation and performance of the executive. The Committee also reviews various outside survey data pertaining to the pattern of grants made by other companies having approximate capitalization and growth similar to those of Interpublic (including several of the companies in the Peer Group Indices appearing in the two performance graphs that follow this Report).

    Restricted stock grants are periodically granted by the Committee to executive officers and are designed to focus key executives on the long-term performance of the Company. During 1999 no restricted shares or stock options were granted to key executives other than the named executive officers. Grants to the named executive officers are shown in the preceding tables.

TAX LAW

    Under the federal income tax laws, the deduction that a publicly-held company is allowed for compensation paid to the chief executive officer and to its other four most highly compensated executive officers generally is limited to $1 million exclusive of qualifying performance-based compensation. The Committee has and will continue to consider ways to maximize the deductibility of executive compensation, including the utilization of performance-based plans, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The 1997 Performance Incentive Plan contains provisions relating to MICP Awards, LTPIP Awards, stock option grants and performance units that are intended to make the awards eligible for exclusion from the $1 million limitation.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    During 1999, the following actions were taken with respect to Mr. Geier's compensation package. Consistent with the Committee's desire to link key executive compensation to the financial growth and success of the Company and stock over the long-term, Mr. Geier was granted under the LTPIP program for the 1999-2002 period 20,000 performance units. As more fully described in the Long-Term Incentive Plan Table, the amount realized by Mr. Geier pursuant to this award, which is payable upon completion of the performance period, will depend on the Company's cumulative compound profit growth over the four year period. In connection with completion of the 1995-1998 LTPIP period, Mr. Geier received an amount of $2,040,000, based upon the Company's achievement of 26.4% compound profit growth over this four year period.

    Mr. Geier received an MICP award of $2,000,000 in 1999. The award to Mr. Geier was based on a number of factors which included an increase of 20.5% in net income, (before restructuring and other Merger related costs) an increase of 17.5% in basis earnings per share (before restructuring and other Merger related costs) and an increase of 14.9% in gross income, which in the opinion of the Compensation Committee contributed to an increase in shareholder value.

    The majority of Mr. Geier's compensation package continues to be at risk and directly tied to the long-term financial and performance growth of the Company and the value of Interpublic stock.

                                          Leif H. Olsen, Chairman
                                          Frank J. Borelli
                                          Reginald K. Brack
                                          Jill M. Considine
                                          Allen Questrom
                                          J. Phillip Samper

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
             THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                     THE S&P 500 AND PEER GROUP INDICES(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      INTERPUBLIC  S&P 500  PEER GROUP I  PEER GROUP II
1994       100.00   100.00        100.00         100.00
1995       137.17   137.55        134.18         134.18
1996       152.42   169.11        173.19         173.19
1997       242.63   225.52        278.09         278.09
1998       392.30   289.96        399.93         399.93
1999       572.03   350.96        714.67         726.21

                  1994               1995               1996               1997               1998               1999
                --------           --------           --------           --------           --------           --------
Interpublic...   100.00             137.17             152.42             242.63             392.30             572.03
S & P 500.....   100.00             137.55             169.11             225.52             289.96             350.96
Peer Group
  I...........   100.00             134.18             173.19             278.09             399.93             714.67
Peer Group
  II..........   100.00             134.18             173.19             278.09             399.93             726.21

------------------------------

(1) Assumes $100 is invested on December 31, 1994, and that all dividends are reinvested.

(2) In 1999, Interpublic added to its peer group, Young & Rubicam which became a public company several years ago and is among the major companies with which Interpublic competes. The Peer Group II index includes Interpublic, Cordiant plc, Omnicom, True North Communications Inc., Grey Advertising, WPP Group and Young & Rubicam. The Peer Group I Index includes all of the companies mentioned above, except for Young & Rubicam. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

           COMPARISON OF FOURTEEN-YEAR CUMULATIVE TOTAL RETURN OF(1)
             THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                     THE S&P 500 AND PEER GROUP INDICES(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        IPG    S&P 500  PEER GROUP I  PEER GROUP II
1985      100      100           100            100
1986   131.81   118.62        106.87         106.87
1987   155.78   124.76           112            112
1988   184.45   145.34        115.03         115.03
1989    250.7   191.25        132.02         132.02
1990   275.13    185.3         93.23          93.23
1991   458.16   241.51         135.7          135.7
1992   566.49   259.88        168.97         168.97
1993   528.34   286.03         184.5          184.5
1994   539.52   289.81        199.68         199.68
1995   740.09   398.63        267.93         267.93
1996   822.34   490.12        345.83         345.83
1997  1309.05   653.58        555.25         555.83
1998  2116.54   840.34        798.51         798.51
1999  2949.11  1017.13       1389.32        1419.52

                         1985             1986             1987             1988             1989             1990
                       --------         --------         --------         --------         --------         --------
IPG...........          100.00           131.81           155.78           184.45           250.70           275.13
S&P 500.......          100.00           118.62           124.76           145.34           191.25           185.30
Peer Group
  I...........          100.00           106.87           112.00           115.03           132.02            93.23
Peer Group
  II..........          100.00           106.87           112.00           115.03           132.02            93.23

                  1991             1992             1993             1994             1995             1996       1997       1998
                --------         --------         --------         --------         --------         --------   --------   --------
IPG...........   458.16           566.49           528.34           539.52           740.09           822.34    1,309.05   2,116.54
S&P 500.......   241.51           259.88           286.03           289.81           398.63           490.12      653.58     840.34
Peer Group
  I...........   135.70           168.97           184.50           199.68           267.93           345.83      555.25     798.51
Peer Group
  II..........   135.70           168.97           184.50           199.68           267.93           345.83      555.25     798.51

                  1999
                --------
IPG...........  2,949.11
S&P 500.......  1,017.13
Peer Group
  I...........  1,389.32
Peer Group
  II..........  1,419.52

------------------------------

(1) Assumes $100 is invested on December 31, 1985, and that all dividends are reinvested.

(2) In 1999, Interpublic added to its peer group, Young & Rubicam which became a public company several years ago and is among the major companies with which Interpublic competes. The Peer Group II index includes Interpublic, Cordiant plc., Omnicom, True North Communications, Inc., Grey Advertising, WPP Group and Young & Rubicam. The Peer Group I Index includes all of the companies mentioned above, except for Young & Rubicam. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

    An important objective of the Company is to create long-term reward for shareholders. The table that appears above has been presented to show comparative cumulative return over a fourteen-year period.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Thomas J. Volpe, an executive officer of the Company, exercised a stock option covering 7,000 shares of Common Stock on September 4, 1998. This transaction was required to be but was not reported to the

Securities and Exchange Commission on Form 4. The transaction was reported by Mr. Volpe on Form 5 filed with the Securities and Exchange Commission in January 1999.

    Mr. Volpe elected to have the Company withhold shares of Common Stock to pay his tax obligations in connection with the exercise of the stock option mentioned above. The transaction involving the shares of Common Stock that had been withheld was required to be but was not reported to, the Securities Exchange Commission on Form 4. The transaction was reported by Mr. Volpe on
Form 5 for the year ended December 31, 1999 that was filed with the Securities and Exchange Commission in February, 2000.

    Fred Molz became an executive officer of the Company on January 1, 1999. He was required to, but did not file a Form 3 with the Securities and Exchange Commission by January 11, 1999. The Form 3 was filed by Mr. Molz with the Securities and Exchange Commission on January 19, 1999.

                   2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers has been appointed and is acting as independent accountants of the Company for the year 2000. This firm has been the Company's independent accountants since 1952. PricewaterhouseCoopers has advised the Company that they are independent accountants with respect to the Company and its subsidiaries within the meaning of the rules and regulations of the Securities and Exchange Commission.

    A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

    If a majority of the shares of Common Stock present in person or by proxy and entitled to vote do not confirm the appointment of PricewaterhouseCoopers, the Board of Directors of the Company will take such vote into consideration and take action consistent to the extent practicable with the stockholders' vote and the Company's need for the services of independent accountants for the balance of the year 2000.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.

                            SOLICITATION OF PROXIES

    This solicitation of proxies is made on behalf of the Management of the Company. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone, telefax or other means by officers, directors and employees of the Company, for which they will receive no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees will be reimbursed for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares. The cost of solicitation will be borne by the Company. D.F. King & Co., New York, N.Y., has been retained to assist the Company in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $8,000, plus reasonable out-of-pocket expenses. The Company also has agreed to indemnify D.F. King for certain liabilities, including liabilities arising under the federal securities laws.

    The Management is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

                                          By Order of the Board of
                                          Directors,
                                          NICHOLAS J. CAMERA
                                          SECRETARY

April 11, 2000

                                                                        APPENDIX

                                FORM OF PROXY
                   THE INTERPUBLIC GROUP OF COMPANIES, INC.
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
      THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 15, 2000


The undersigned hereby constitutes and appoints Philip H. Geier, Jr., Sean F. Orr and Nicholas J. Camera, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in The Equitable Center, 787 Seventh Avenue, New York, New York, on Monday, May 15, 2000 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting.

Election of Directors. Nominees:


01. Frank J. Borelli, 02. Reginald K. Brack, 03. Jill  M. Considine, 04. John
J. Dooner, Jr., 05. Philip H. Geier, Jr., 06. Frank B. Lowe, 07. Michael A. Miles, 08. Leif H. Olsen, 09. Sean F. Orr, 10. J. Phillip Samper.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.

See Reverse side

   FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL


                 THE INTERPUBLIC GROUP OF COMPANIES, INC.
                     ANNUAL MEETING OF STOCKHOLDERS

                               MAY 15, 2000

                                 9:30 A.M.

                            THE EQUITABLE CENTER
                             787 SEVENTH AVENUE
                            NEW YORK,  NEW YORK

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE
MEETING.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

1. Election of Directors. (see reverse)

        For  [ ]         Withheld  [ ]

For, except vote withheld from the following nominee(s):

-------------------------------------------------

2. Confirmation of PricewaterhouseCoopers as independent accountants for 2000.

            For   [ ]   Against   [ ]   Abstain  [ ]


Signature(s)                                    Date
            -----------------------------------      ----------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Note: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

   FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

                           VOTE BY TELEPHONE OR INTERNET
                              QUICK o EASY o IMMEDIATE


You also may take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet.

Your telephone or Internet vote must be received by 12:00 midnight New York time on May 14, 2000.

Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail.

VOTE BY PHONE:     ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE
                   (1-877-779-8683) FROM THE U.S. AND CANADA OR
                   DIAL 201-536-8073 FROM OTHER COUNTRIES.

                   You will be asked to enter the VOTER CONTROL NUMBER located in the box just below the perforation on the proxy card.
                   Then follow the instructions.

                                           OR

VOTE BY INTERNET:  POINT YOUR BROWSER TO THE WEB ADDRESS:
                   http://www.eproxyvote.com/ipg
                   You will be asked to enter the VOTER CONTROL NUMBER located in the box just below the perforation on the proxy card.
                   Then follow the instructions.

                                            OR

VOTE BY MAIL:      Mark, sign and date your proxy card and return
                   it in the postage-paid envelope.

                    IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET,
                         PLEASE DO NOT MAIL YOUR PROXY CARD.